U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Albertine, John M
   2777 Walden Avenue
   Buffalo, NY  14225
   USA
2. Issuer Name and Ticker or Trading Symbol
   American Precision Industries Inc.
   APR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   04/30/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock, $2/3 par valu|4/26/9|S   | |5,056             |D  |$10.812    |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $2/3 par valu|4/27/9|M   | |479               |A  |$3.131     |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $2/3 par valu|4/27/9|M   | |456               |A  |$3.994     |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $2/3 par valu|4/27/9|M   | |802               |A  |$3.311     |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $2/3 par valu|4/27/9|M   | |573               |A  |$3.473     |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $2/3 par valu|4/27/9|M   | |847               |A  |$3.746     |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $2/3 par valu|4.27/9|M   | |546               |A  |$3.81      |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $2/3 par valu|4/27/9|M   | |509               |A  |$5.64      |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $2/3 par valu|4/27/9|M   | |500               |A  |$5.10      |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $2/3 par valu|4/27/9|M   | |392               |A  |$5.844     |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $2/3 par valu|4/27/9|M   | |295               |A  |$6.894     |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $2/3 par valu|4/27/9|M   | |404               |A  |$6.310     |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $2/3 par valu|4/27/9|M   | |538               |A  |$5.417     |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $2/3 par valu|4/27/9|M   | |534               |A  |$4.491     |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $2/3 par valu|4/27/9|M   | |813               |A  |$3.611     |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $2/3 par valu|4/26/9|S   | |2,300             |D  |$10.750    |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $2/3 par valu|4/27/9|S   | |7300              |D  |$10.75     |                   |      |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
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common Stock, $2/3 par valu|4/27/9|S   | |388               |D  |$10.875    |500                |D     |                           |
e                          |9     |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Directors Stock Option|$2.79   |4/1/9|J   | |399        |A  |10/1/|4/1/0|Common Stock|399    |       |399         |D  |            |
 (right to buy)       |        |9    |    | |           |   |99   |9    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
"                     |$3.13   |4/27/|M   | |479        |D  |1/3/9|7/3/0|Common Stock|479    |       |0           |D  |            |
                      |        |99   |    | |           |   |6    |5    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
"                     |$3.994  |4/27/|M   | |456        |D  |4/2/9|10/2/|Common Stock|456    |       |0           |D  |            |
                      |        |99   |    | |           |   |6    |05   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
"                     |$3.311  |4/27/|M   | |802        |D  |7/2/9|1/2/0|Common Stock|802    |       |0           |D  |            |
                      |        |99   |    | |           |   |6    |6    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
"                     |$3.473  |4/27/|M   | |573        |D  |10/1/|4/1/0|Common Stock|573    |       |0           |D  |            |
                      |        |99   |    | |           |   |96   |6    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
"                     |$3.746  |4/27/|M   | |847        |D  |1/1/9|7/1/0|Common Stock|847    |       |0           |D  |            |
                      |        |99   |    | |           |   |7    |6    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
"                     |$3.810  |4/27/|M   | |546        |D  |4/1/9|10/1/|Common Stock|546    |       |0           |D  |            |
                      |        |99   |    | |           |   |7    |06   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
"                     |$5.640  |4/27/|M   | |509        |D  |7/2/9|1/2/0|Common Stock|509    |       |0           |D  |            |
                      |        |99   |    | |           |   |7    |7    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
"                     |$5.100  |4/27/|M   | |500        |D  |10/1/|4/1/0|Common Stock|500    |       |0           |D  |            |
                      |        |99   |    | |           |   |97   |7    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
"                     |$5.844  |4/27/|M   | |392        |D  |1/1/9|7/1/0|common Stock|392    |       |0           |D  |            |
                      |        |99   |    | |           |   |8    |7    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
"                     |$6.894  |4/27/|M   | |295        |D  |4/1/9|10/1/|Common Stock|295    |       |0           |D  |            |
                      |        |99   |    | |           |   |8    |07   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
"                     |$6.310  |4/27/|M   | |404        |D  |7/2/9|1/2/0|Common Stock|404    |       |0           |D  |            |
                      |        |99   |    | |           |   |8    |8    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
"                     |$5.417  |4/27/|M   | |538        |D  |10/1/|4/1/0|Common Stock|538    |       |0           |D  |            |
                      |        |99   |    | |           |   |98   |8    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
"                     |$4.491  |4/27/|M   | |534        |D  |1/1/9|7/1/0|Common Stock|534    |       |0           |D  |            |
                      |        |99   |    | |           |   |9    |8    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
"                     |$3.611  |4/27/|M   | |813        |D  |4/1/9|10/1/|Common Stock|813    |       |0           |D  |            |
                      |        |99   |    | |           |   |9    |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
SIGNATURE OF REPORTING PERSON
Deborah K. Pawlowski, Attorney-in-Fact
DATE
5/10/99